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                                                                   EXHIBIT 23(e)

                             INVESTORS CAPITAL FUNDS

                             DISTRIBUTION AGREEMENT


This Distribution Agreement (the "Agreement") is made as of this 23rd day of September, 1999, by and between Investors Capital Funds, a Delaware business trust (the "Trust"), on behalf of each series of the Trust listed in Schedule I attached hereto, as may be amended from time to time (individually, a "Fund" and, collectively, the "Funds") and Investors Capital Corporation, a Massachusetts corporation (the "You").

Section 1. GENERAL DUTIES AS DISTRIBUTOR OF FUND SHARES.

It is hereby agreed that you shall act as principal distributor for each series of the Trust set forth on Schedule I and any other series of the Trust as the parties may agree from time to time. Each Fund may be authorized to issue multiple classes of shares pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). As Distributor, you will have the exclusive right to sell, as agent, on behalf of each Fund, shares of each class authorized and issued by the Fund and it is further agreed that during the term of this Agreement, you will use your reasonable efforts to solicit or otherwise cause sales of the shares of each Fund and any authorized class of the Funds' shares which are registered or qualified for sale. In the performance of these duties you shall be guided by the requirements of this Agreement, the applicable provisions of the Trust's Trust Instrument, By-laws, and applicable federal and state law, all as amended and/or supplemented from time to time, and each Fund's Prospectus and Statement of Additional Information, which is from time to time in effect under the Trust's Registration Statement filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act.

Section 2. DEALERS.

You may solicit qualified dealers for orders to purchase shares of the Funds and may enter into dealer Agreements with any such dealers, the form thereof to be determined by you.

Section 3. SALES LITERATURE AND ADVERTISEMENTS.

All sales literature and advertisements used by you in connection with the sale of the Trust's shares must be approved in advance by a Trust officer. In connection with the sale or arranging for the sale of the Trust's shares, you are authorized to give only such information and to make only such statements or representations as are contained in each Fund's Prospectus in effect under the Trust's Registration Statement, or in sales literature or advertisements approved by the Trust.

Section 4. LIMITATION UPON INVESTMENT IN THE TRUST

You shall not accept any initial or subsequent investment in shares of a Fund, except as described in the Fund's then-current Prospectus.

Section 5. OFFERING PRICE. NET ASSET VALUE PER SHARE.

Shares of each Fund sold under this Agreement shall be sold only at the offering price in effect at the time of such sale, as described in the then-current Prospectus and Statement of Additional Information of each Fund, and each Fund shall receive not less than the full net asset value thereof. Any front-end sales charge payable upon purchases shall be retained by you, it being understood that such amounts will not exceed those set forth in each Fund's then-current Prospectus. You may re-allow to dealers all or any part of these sales charges.

Any reference to "net asset value per share" shall refer to each Fund's net asset value per share computed in accordance with the Trust's Trust Instrument, each Fund's then-current Prospectus and Statement of Additional Information and the instructions of the Trustees, all as amended from time to time. The Trust or its agent will advise you as promptly as practicable of each Fund's net asset value per share on each day on which it is determined.

Section 6. DUTIES UPON SALE OR REDEMPTION OF SHARES OF THE TRUST.

You shall remit to the Trust's custodian the net asset value per share of all shares of each Fund sold by you. Each Fund will, as promptly as practicable, cause the account of the purchaser to be credited with the number of shares purchased. The Trust will not issue share certificates.

You shall process or cause to be processed requests received from each Fund's shareholders for redemption of its shares, in the manner prescribed in the Fund's then-current Prospectus and Statement of Additional Information. Shares shall be redeemed at their net asset value per share next computed after receipt of the redemption request, subject to any applicable redemption fee as set forth in the Fund's then current Prospectus. You shall arrange for payment to such shareholders from each Fund's account with the custodian.

You shall reimburse the respective Fund for any loss caused by the failure of a shareholder to confirm in writing any purchase or redemption order accepted by you. In the event that orders for the purchase or redemption of shares of a Fund are placed and subsequently canceled, you shall pay to that Fund, on at least an annual basis, an amount equal to the losses (net of any gains) realized by the Fund as a result of such cancellations.

Section 7. INFORMATION RELATING TO THE TRUST.

The Trust or its agent will furnish you with a certified copy of all financial statements and a signed copy of each report prepared by its independent public accountants, and will cooperate fully with you in your efforts to sell the Funds' shares, and in the performance by you of all of your duties under this Agreement.

Section 8. FILING OF REGISTRATION STATEMENTS.

The Trust or its agent will from time to time file (and furnish you with copies of) such registration statements, amendments and supplements thereto, and reports or other documents as may be required under the 1933 Act, the 1940 Act, or the laws of the states in which you desire to sell shares of the Funds.

Section 9. MULTIPLE CAPACITIES.

Nothing contained in this Agreement shall be deemed to prohibit you from acting, and being separately compensated for acting, in one or more capacities on behalf of the Trust, including, but not limited to, the capacities of advisor, administrator, broker and distributor. The Trust understands that you may act in one or more such capacities on behalf of other investment companies and customers. You shall give the Trust equitable treatment under the circumstances in supplying services in any capacity, but the Trust recognizes that it is not entitled to receive preferential treatment from you as compared with the treatment given to any other investment company or customer. Whenever you shall act in multiple capacities on behalf of the Trust, you shall maintain the appropriate separate account and records for each such capacity.

Section 10. PAYMENT OF FEES AND EXPENSES.

You shall be entitled to receive for your services as distributor the fees payable in accordance with any plans adopted by the Funds (or class of shares of the respective Funds) pursuant to Rule 12b-1 under the 1940 Act. The foregoing shall not be deemed to limit your right to receive and retain any front-end sales charges referred to in Section 5. hereof.

Section 11. LIABILITY OF THE DISTRIBUTOR.

You shall be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties, or by your reckless disregard of your obligations under this Agreement, and nothing herein shall protect you against any such liability to the Trust or its shareholders. Subject to the first sentence of this Section, you shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.

Section 12. USE OF THE WORDS "INVESTORS CAPITAL" IN NAME OF FUNDS

The words "Investors Capital" in the name of the Fund is understood to be used by the Fund with your consent, and the Fund is hereby granted a non-exclusive license to use the name "Investors Capital Funds." provided that the Fund may use such name only so long as (i) Eastern Point Advisors, Inc. ("Advisor"), which currently acts as investment advisor of the Fund, shall continue to be retained by the Fund as its investment advisor pursuant to an investment advisory contract between the Fund and the Advisor, as from time to time amended or supplemented, or (ii) you shall specifically consent in writing to such continued use. Any such use by the Fund shall in no way prevent you or any of your successors or assigns from using or permitting the use of the name "Investors Capital Funds" along or with any other word or business, other than the Fund or its business, whether or not the same directly or indirectly competes or conflicts with the Fund or its business in any manner. To the extent permitted by the 1940 Act and the rules and regulations thereunder, and Investment Company Act Release No. 5510, in the event that the Advisor shall cease to be the investment advisor of the Fund, the Fund, upon your written request, shall take such further action as may be necessary to delete from its name the words "Investors Capital" and thereafter (i) cease to use the name "Investors Capital Funds" or any name deceptively similar thereto or to "Investors Capital Funds" in any way whatsoever, and (ii) for such period and in such manner as may reasonably be required by you, on all letterheads and other material designed to be read or used by salesmen, distributors or investors, state in a prominent position and prominent type that Eastern Point Advisors, Inc. has ceased to be the investment advisor of the Fund.

Section 13. TERMINATION OF AGREEMENT; ASSIGNMENT.

This Agreement may be terminated at any time, without the payment of any penalty, on 60 days' written notice (i) by you; (ii) by the Trust, acting pursuant to a resolution adopted by the non-interested Trustees; or (iii) by the vote of the holders of the lesser of (1) 67% of the Trust's shares present at a meeting if the holders of more than 50% of the outstanding shares are present in person or represented by proxy, or (2) more than 50% of the outstanding shares of the Trust. This Agreement shall automatically terminate in the event of its assignment. Termination shall not affect the rights of the parties which have accrued prior thereto.

Section 14. DURATION.

Unless sooner terminated, this Agreement shall continue in effect for one year from the date herein above first written, and from year to year thereafter until terminated, provided that the continuation of this Agreement and the terms hereof are specifically approved annually in accordance with the requirements of the 1940 Act as modified or superseded by any rule, regulation, order or interpretive position of the Commission.

Section 15. DEFINITIONS.

The terms "assignment" and "interested person" when used in this Agreement shall have the meanings given such terms in the 1940 Act.

Section 16. CONCERNING APPLICABLE PROVISIONS OF LAW, ETC.

This Agreement shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions of this Agreement are in conflict with such laws, the latter shall control.

This Agreement is executed and delivered in Massachusetts, and the laws of the Commonwealth of Massachusetts shall govern the construction, validity and effect of this Agreement.

Section 17. MISCELLANEOUS.

The obligations of the Trust and each Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or any Fund, but only the relevant Fund's property shall be bound. No Fund shall be liable for the obligations of any other Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


INVESTORS CAPITAL FUNDS                       INVESTORS CAPITAL CORPORATION

By: /s/ Theodore E. Charles                   By: /s/ Theodore E. Charles
--------------------------                    ---------------------------

Name: Theodore E. Charles                     Name: Theodore E. Charles
--------------------------                    ---------------------------
Title: President                              Title: President and Chief
                                                     Executive Officer

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                                   SCHEDULE I

Investors Capital Funds:

         Investors Capital Internet Fund
         Investors Capital Twenty Fund